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                                    CONFIDENTIAL

                          PROFESSIONAL SERVICES AGREEMENT

This PROFESSIONAL SERVICES AGREEMENT (the "Agreement") is made this 30th day of December, 1999 between PROTEGE SOFTWARE LIMITED, whose principal place of business is Kinetic Centre, Theobald Street, Borehamwood, Hertfordshire WD6 4PJ (the "Contractor") and CHANGEPOINT CORPORATION of 1595 Sixteenth Avenue, Suite 700, Richmond Hill, Ontario, Canada L4B 3N9 (the "Client Company") who agree as follows:

1.   TERM

     The term of this Agreement shall begin on February 1, 2000 (the "Effective Date") and shall end when this Agreement is terminated in accordance with Clause 7.

2.   PROFESSIONAL SERVICES

     (a) The Contractor agrees to act as General Manager for the Client Company and to perform the professional services specified in Schedule A, and elsewhere in this Agreement as modified from time to time by mutual agreement of the parties (the "Professional Services").

     (b) The Contractor shall in all cases act in a professional manner and shall perform the Professional Services in a manner which conforms to the standards, specifications and other reasonable requirements agreed between the parties.

     (c) The Contractor agrees to submit the weekly and the monthly progress reports to the Client Company set out in Schedule A and such other reports as may be reasonably requested by the Client Company.

     (d) The Contractor shall report to the President and Chief Executive Officer or, in his/her absence, the Chief Financial Officer or Vice President, Business Development, who shall act as the authorised liaison point on behalf of the Client Company.

     (e) The Contractor may attend executive meetings of the Client Company. The Contractor and Client Company will agree upon the method of such attendances,

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          which methods may include attendances by teleconference, telephone, or in person attendances.

     (f) Within six (6) weeks following the Effective Date, the Contractor will develop a business plan for the Subsidiary (as defined in Schedule A) or, as the case may be, any Other Entities (as defined in Schedule A) (the business plan for such entities is referred to as the "ELP").
          The ELP shall contain, among other things, a detailed sales and marketing plan for the sales and licensing of the Client Company's professional services automation software currently known as Front Office for IT (this software and new releases and versions thereof together with other products which the Contractor and the Client Company agree will form part of this Agreement are referred to herein as the "Product"). The ELP shall also contain cash flow projections for the Subsidiary and Other Entities including a list of all budgeted costs, expenses and income for the Subsidiary and Other Entities as well as the other information set out in Schedule A. Upon approval by the Client Company, the ELP shall be deemed to be incorporated herein.

     (g) The Contractor agrees to manage the Subsidiary and Other Entities in accordance with the terms of the ELP. During the term of this Agreement, either party may request changes to the ELP. The other party will not unreasonably refuse to agree to such changes. Pending approval for any change, the parties will act in accordance with the latest approved ELP.

3.   CONTRACTOR'S REWARD

     The Client Company guarantees that the Subsidiary shall reward the Contractor for performing the Professional Services in accordance with the provisions of Schedule B.

4.   FINANCING OF SUBSIDIARY

     The Client Company shall transfer in cleared funds to the Subsidiary or, as the case may be, any Other Entities within seven (7) days after the end of each calendar month an amount equal to one hundred per cent (100%) of all costs reasonably incurred by the Subsidiary and such Other Entities, which have either been approved within the agreed ELP or otherwise agreed to by the Client Company in writing or by e-mail. The Contractor will on behalf of the Subsidiary keep records of and receipts for all costs incurred by the Subsidiary and such Other Entities and will provide copies of such

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     records to the Client Company upon reasonable request.  All such records will be the property of Subsidiary.

5.   PROPRIETARY INFORMATION

     (a) All intellectual property rights including copyrights, designs and registered designs, patents, trade secrets, trade marks and other proprietary rights (the foregoing are referred to as "Intellectual Property Rights") in any intellectual property arising from the Professional Services including the ELP shall be owned by the Client Company and shall be considered to be part of its Proprietary Information (as that term is defined in clause 6(b)). However, provided that the ELP of the Client Company or the Subsidiary is not disclosed or used to or for the benefit of any third party, the Contractor may reuse the ELP and the know-how used in preparing the ELP for the benefit of its other clients, except for a Client Competitor (as that term is defined in clause 6(e)), without the requirement to make any payments or to obtain any further consents from the Client Company to do so. The Client Company agrees only to use the ELP for its business purposes including those of its subsidiaries and affiliates of the Client Company. During the term of this Agreement, the Client Company agrees not to use the ELP for the purpose of establishing a subsidiary or other affiliate of Client Company in the Territory for the licensing or sale of the Products in competition with the Subsidiary or Other Entities. As used herein, the term "affiliate" means with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such first person and for this purpose the term "control" means DE FACTO control including having the power to direct the affairs of a person by reason of the ownership of or controlling the right to vote sufficient number of shares of voting stock, or to direct the general management of the affairs of such person by contract or otherwise.

     (b) Unless otherwise agreed to in writing by the parties, any work products (the "Work Products") including without limitation documents, plans (including business, marketing and financial plans and the ELP), customer lists, compilations of information, databases, and computer software developed by Contractor for or on behalf of the Client Company or furnished to the Client Company as part of the Professional Services and all Intellectual Property Rights therein shall be owned by the Client Company and shall be deemed to form part of the Proprietary

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          Information of the Client Company.

     (c) The Subsidiary shall be the owner of all word, symbols, logos, indicia of origin, and other trade marks used by the Subsidiary, other than those which are trade marks of the Client Company, which trade marks shall remain the property of the Client Company. However, nothing herein shall transfer to the Subsidiary or the Client Company the trade mark "Protege" or any words, symbols, logos, indicia of origin, and other trade mark used by the Contractor as of the date hereof. This provision shall survive the termination of this Agreement.

     (d) Each party acknowledges that it may be furnished with or may otherwise receive or have access to confidential or proprietary information which belongs to or relates to the other party's business or the business of its affiliates (including in the case of Client Company, the Subsidiary and Other Entities), including (without limitation) past, present or future business plans, marketing plans, products, software, research, development, inventions, processes, techniques, design or other technical information and data (the "Proprietary Information").

     (e) Each party agrees to preserve and protect the confidentiality of the other party's Proprietary Information and all forms thereof, whether disclosed to it before this Agreement is signed or afterwards. In addition, each party agrees that it shall not disclose or disseminate the other party's Proprietary Information to any third party and shall not use such Proprietary Information for its own benefit or for the benefit of any third party (other than in furtherance of the goals of the party to whom the Proprietary Information belongs or relates). Notwithstanding the foregoing, the Client Company may disclose the Proprietary Information of the Contractor to employees, officers and directors of the Client Company and its affiliates and their professional advisors for use solely in conjunction with the business of the Client Company and its affiliates.

     (f) The foregoing obligations shall not apply to any information which the recipient can prove:

          (i) is previously publicly known at the time of receipt from the other party or which subsequently becomes publicly known through no act or fault of the recipient;

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          (ii)  was independently developed by it without resort to the
                Proprietary Information of the other party; or

          (iii) disclosures which are required by law, however, the party making the disclosure will notify the other party before a disclosure is made and use reasonable efforts to have such information remain confidential.

     (g) Within 30 days after the termination of this Agreement or such other period as the parties may agree, each party shall return to the other all materials embodying the Proprietary Information of the other in its possession or control and shall confirm that all copies of such materials have been permanently deleted from its computer systems.

     (i)  This Clause 5 shall survive the termination of the Agreement.

6.   WARRANTIES AND COVENANTS

     (a)  The Contractor warrants and covenants that:

          (i)   it is able to perform the Professional Services;

          (ii) it has the know how and expertise to provide the Professional Services and it will use such know how and expertise to assist the Subsidiary in achieving the objectives set out in the ELP;

          (iii) it will use reasonable efforts to provide and transfer to the Subsidiary expertise related to marketing, promoting, and distributing software products and services in the Territory;

          (iv) any information or materials including Work Products it discloses to the Client Company, the Subsidiary or Other Entities shall not be in any way be based upon any confidential or proprietary information from any third party, unless the Contractor is specifically authorised in writing by such source to use and disclose such proprietary information;

          (v) if the Client Company, Subsidiary or Other Entity incurs any liability or expense as a result of any warranty which the Contractor makes in this Agreement not being true, the Contractor shall indemnify such persons and

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                hold them harmless against all such liability or expense
                including reasonable attorney/solicitor's fees, provided that the Client Company notifies the Contractor of the claim and co-operates with the Contractor in defending it against the claim. Each party shall notify the other if it ever becomes aware of any such claim;

          (vi) it shall not infringe any Intellectual Property Right or moral right of any third party in the performance of its obligations hereunder and the Work Products developed or delivered by the Contractor will not infringe or violate any Intellectual Property Right or moral right of any third party; and

          (vii) it shall perform the Professional Services in a competent, diligent, professional and careful manner and discharge its obligations to the Subsidiary honestly and in good faith and with a view to the best interests of the Subsidiary.

     (b)  The Client Company warrants and covenants that:

          (i) it is entitled to appoint the Contractor to perform the Professional Services in the Territory (as defined in Schedule
                C);

          (ii) any information or materials it discloses to the Contractor shall not in any way be based upon any confidential or proprietary information from any third party, unless the Client Company is specifically authorised in writing by such source to use such proprietary information;

          (iii) if the Contractor incurs any liability or expense as a result of any warranty which the Client Company makes in this Agreement not being true, the Client Company shall indemnify the Contractor and hold it harmless against all such liability or expense, including reasonable attorney/solicitor fees, provided that the Contractor notifies the Client Company of the claim and co-operates with the Client Company in defending it against the claim. Each party shall notify the other if it ever becomes aware of any such claim; and

          (iv) the Client Company will not unreasonably withhold the supply of Product

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                                      -7-

                to the Subsidiary or Other Entities.

      (c) The Client Company will defend (or at its option) settle any claim or action brought against the Contractor to the extent that it is based on a claim that (i) the performance of the obligations of the Client Company or the provision of information to the Contractor or any product supplied by the Subsidiary, any Other Entity, or the Client Company, infringes any Intellectual Property Right of any third person, or (ii) any claim or action brought against the Contractor to the extent that it is based on a claim that the Products suffers from a design or manufacturing defect or is defective, dangerous or otherwise faulty (a "Claim") and will indemnify the Contractor against damages and costs awarded against the Contractor by a court of competent jurisdiction by final order from which no appeal is taken or the time for appealing has expired, provided that the Contractor notifies the Client Company promptly in writing of same, and provided further that the Contractor permits the Client Company to control the litigation and to defend, compromise or settle the Claim and provides all available information, assistance and authority to enable the Client Company to do so. The Client Company shall not be liable to reimburse the Contractor for any compromise or settlement made by the Contractor without the Client Company's prior written consent, or for any legal fees or expenses incurred by the Contractor in connection with such Claim (other than such reasonable legal fees or expenses which the Contractor incurs as a result of the Client Company failing to comply with its obligation to defend (or at its option) settle any Claim). The Contractor shall have not authority to settle any claim on behalf of the Client Company. Notwithstanding the foregoing, the Client Company shall have no liability for any Claim that is based on intellectual property created by Contractor to the extent that such intellectual property is not generated automatically by the functions or features of the Product, or intellectual property created in the normal course of installing or implementing the Product if the Contractor follows the installation procedures prescribed, recommended or normally used by the Client Company. . This provision shall survive the termination of this Agreement.


     (d)  The Client Company undertakes with the Contractor that:

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          (i)   it will provide prompt and clear instructions to the Contractor in response to requests for information or instruction from the Contractor in relation to the Professional Services;

          (ii) it shall procure that the Subsidiary and all Other Entities meet in full all their debts as they fall due in the normal course of business provided that the payments are reflected in the ELP or have otherwise been agreed to in writing or e-mail by the Client Company and have been properly incurred;

          (iii) it shall procure that the Subsidiary or Client Company will obtain Directors' Liability Insurance as soon as practicable after the Subsidiary has been incorporated; and

          (iv) following the establishment of the Subsidiary's bank account, it shall procure that L85,000 will be transferred to such bank account immediately following the execution. Approximately forty thousand pounds of this amount shall be used to pay the First Quarterly Management Fee described in Schedule B and the remaining amount (apprximately forty-five thousand pounds (L45,000)) shall be left in the account as a float for the term of this Agreement.

     (e) The Contractor agrees that during the term of this Agreement and for a period of twelve (12) months that it will not, directly or indirectly, and whether as principal, employee, officer, director, shareholder or investor or otherwise without the written consent of the Contractor:

          (i) provide substantially similar services to those provided to the Client Company in the Territory to any Client Competitor;

          (ii) be involved in the development, or marketing of any software directly competitive to the Product; or

          (iii) solicit the customers of the Subsidiary or the Client Company for any products or services of a Client Competitor. In this Agreement, the term "Client Competitor" means the entities listed in Schedule D, and such other entities notified to the Contractor by the Client Company who are in the business of supplying Professional Services Automation (PSA)

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                software.  If Contractor objects to the addition of an
                additional entity to the list of Client Competitors, Contractor may, within thirty (30) days of receiving the notice, notify the Client Company that it objects to the addition of the entity to the list of Client Competitors and provide the Client Company with the reasons why the Contractor believes such entity should not be added to the list. The Client Company and the Contractor shall thereafter discuss in good faith whether the entity should be removed from the list of Client Competitors. If the parties are unable to resolve such dispute, either party may, by notice in writing to the other, request that such dispute be settled by binding arbitration by Dennis Bennie or such other person as the parties acting reasonably shall agree to (such person is referred to as the "Arbitrator"). The Arbitrator shall meet with the parties to discuss the dispute within twenty
                (20) days of being asked to do so and shall within seven (7) days of such meeting notify the parties of his decision. The decision of the Arbitrator shall be final and binding upon the parties and no appeal thereof may be taken by either party on any grounds. If requested to do so by Contractor, the Client Company agrees to review the list of Client Competitors and not to unreasonably refuse to remove the names of businesses who cease to be Client Competitors. The reference to "investor" or "shareholder" in this paragraph
                (e) above shall not apply to an investor or shareholder in a public company where the investment does not exceed ten percent (10%) of the issued shares of the company, or to an investor in a private company where the investment does not exceed five percent (5%) of the issued shares of the company and where the private company is also an existing or former client company of Contractor for whom the Contractor is or has provided similar services to those provided to the Client Company, provided that neither the Contractor nor any affiliate of Contractor provides any services to such private company or any affiliate thereof in the Professional Services Automation software market.

     (f) Personnel supplied by the Contractor are employees of the Contractor and not the Client Company's personnel or agents, and the Contractor assumes full responsibility for their acts. The Contractor shall be solely responsible for the payment to the Contractor's employees assigned to perform services hereunder

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          (including the VP appointed hereunder), of compensation (including the withholding and the remitting of income taxes, social security taxes; providing for Workers' Compensation, disability insurance benefits, unemployment insurance benefits and the like; and any and all claims made by the Contractor's employees relating to their employment by the Contractor). The Contractor shall inform its employees that they are not entitled to any Client Company employee benefits.

     (g) Personnel supplied by the Client Company are employees of the Subsidiary or the Client Company and not the Contractor's personnel or agents, and the Client Company assumes full responsibility for their acts. The Client Company and/or Subsidiary shall be solely responsible for the payment to the Client Company's employees or hired as employees by the Subsidiary to perform services for the Subsidiary, of compensation (including the withholding and the remitting of income taxes, social security taxes; providing for Workers' Compensation, disability insurance benefits, unemployment insurance benefits and the like; and any and all claims made by the Subsidiary or Client Company's employees relating to their employment by the Client Company). The Client Company shall inform its employees that they are not entitled to any of the Contractor's benefits.

     (h) If the Contractor, or any shareholder of the Contractor, or any officer or director of the Contractor appointed by the Shareholders, the Contractor or its Board of Directors is a party to a material contract or proposed material contract with the Subsidiary or Other Entity, or if any such person has a material interest in any person who is a party to a material contract or a proposed material contract with the Subsidiary or Other Entity, such person shall disclose such interest in writing to the Client Company forthwith after the Company or such individual, as the case may be, becomes aware of the contract or proposed contract. Further all contracts with any such persons shall be at market prices, unless this requirement is expressly waived by the Client Company. For the avoidance of doubt, a person shall not be considered to be an officer of the Contractor merely because such person is appointed as a Vice President of any client company for whom the Contractor is providing substantially similar services to the Professional Services provided to the Client Company.

     (i) The Contractor shall provide to the Subsidiary a full time person to act as the Vice President of the Subsidiary during the term of this Agreement. The Contractor

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          shall, within thirty (30) days following the Effective Date, provide the Client Company with the name, background and qualifications of the person proposed as well as the reasons why the Contractor believes such person would be suitable to carry out the responsibilities of Vice President of the Subsidiary. If the Client Company agrees that such person is suitable (such agreement not to be unreasonably withheld), the Client Company will approve of such person and thereafter such person shall act as the Vice President of the Subsidiary. Such person shall remain an employee of the Contractor. Prior to assuming the duties of Vice President of the Subsidiary, such person shall execute a confidentiality and proprietary rights agreement with the Client Company and the Subsidiary in a form acceptable to the Client Company. The Contractor shall cause the Vice President to devote his or her full time and attention to performing the Professional Services during the term of this Agreement. Any replacement of the Vice President shall be subject to the Client Company's prior written approval (which approval may be given in writing or by e-mail) and which approval will not be unreasonably withheld. The Contractor agrees to use reasonable commercial efforts to replace the Vice President of the Subsidiary within thirty (30) days of any removal, dismissal or resignation.

     (j) The Client Company shall have the right by notice in writing to the Contractor to have the Vice President replaced (i) for serious misconduct, (ii) in the event the Subsidiary's business is not carried on in material compliance with the terms of the ELP due to the negligence, incompetence or wilful acts of the Vice President, or
          (iii) in the event that in the Client Company's opinion, acting reasonably, and after discussions with the Contractor, concludes that the Vice President is not demonstrating the knowledge or skills required to manage the Subsidiary. In this Agreement the term "serious misconduct" means (i) the Vice President has been unable to perform his or her duties by reason of ill health or injury for ninety
          (90) days (whether consecutive or not) in any period of fifty-two (52) consecutive weeks, (ii) the Vice President becomes of unsound mind, a patient for the purpose of any statute relating to mental health, becomes bankrupt or applies for protection against creditors generally, (iii) the Vice President is convicted of a criminal offence other than one which in the opinion of the Client Company does not affect his or her position as Vice President of the Subsidiary, bearing in mind the nature of his or her duties and the capacity in which the Vice President is performing

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          services, or (iv) the Vice President is guilty of any serious default or misconduct in connection with or affecting the business of the Subsidiary, Other Entities, the Client Company or the Contractor or affiliates of any thereof, commits any serious or repeated breaches of his or her obligations to the Subsidiary, is guilty of serious neglect or negligence in the performance of his duties or behaves in a manner (whether on or off duty) which is likely to bring the Subsidiary, Other Entities, the Client Company or the Contractor into disrepute or which seriously impairs his or her ability to perform his or her duties.

     (k) In the event the Vice President of the Subsidiary is not appointed within thirty (30) days following the Effective Date, or in the event the Vice President of the Subsidiary is removed, dismissed or resigns and is not replaced within thirty (30) days of the date thereof, the Client Company shall have the right to cease paying the Management Fee until a new Vice President of the Subsidiary is appointed. The Contractor acknowledges that the Client Company will require the Vice President to execute a confidentiality and non-competition agreement with the Client Company and/or the Subsidiary prior to his appointment. In the event the hiring (or replacement) of the Vice President is delayed because the Client Company is seeking a restrictive covenant more onerous than the restrictive covenant that the Contractor ordinarily requires of the vice presidents it hires for other client companies for which it provides substantially similar services to those provided to the Client Company, such delays shall not be calculated in computing the thirty (30) day period for the hiring or replacement of the Vice President in this paragraph (k).

7.   TERMINATION AND RENEWAL

     (a) The initial term of this Agreement shall be for an 18 month period from the Effective Date (the "Initial Term").

     (b)  This Agreement may be renewed by the parties for subsequent twelve
          (12) months periods (each such period is referred to as a "Renewal Term"), by an agreement in writing. The Client Company agrees to give the Contractor no less than ninety (90) days notice of its intention not to renew the Agreement for a Renewal Term prior to the expiration of the Initial Term or a Renewal Term, as the case may be, provided that any failure to provide such notice shall not be deemed an agreement

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                                      -13-

          to renew the Agreement for a Renewal Term. If the Client Company does not give the Contractor a notice of its intention not to renew this Agreement as provided for herein, then this Agreement will expire at the end of the Initial Term, or Renewal Term, as the case may be.

     (c)  This Agreement may be terminated as follows:

          (i) during the Initial Term or any Renewal Term, by either party if the other party has committed any material breach of the terms of this Agreement, which breach has not been cured within thirty
                (30) days from the receipt of a notice from the other party (a "Termination for Breach");

          (ii) by the Client Company in the event the aggregate of the Net Revenue and Third Party Related Net Revenue (as those terms are defined in Schedule B) of the Subsidiary and Other Entities in any calendar quarter commencing on July 1, 2000 is not at least five percent (5%) of the Client Company Worldwide Revenue in the calendar quarter. Client Company shall provide Contractor no less than thirty (30) days notice of its intention to terminate this Agreement pursuant to this Clause 7(c)(ii). As used herein the term "Client Company Worldwide Revenue" means the aggregate gross revenue of the Client Company and its affiliates (including the Subsidiary and Other Entities) from the sales and/or licenses of the Product and third party products related to the Products and the supply of services related thereto invoiced and collected by such entities during the relevant period (net of allowances, credits, discounts (based on volume or otherwise) and net of actual bad debts in respect of invoices issued by such entities);

          (iii) by the Client Company if there is a change in control of the Contractor (and for this purpose, the term "control" has the meaning given to it in Clause 5(a)), other than to an affiliate the Contractor or in the event of a public offering of the shares of the Contractor on a public stock exchange;

          (iv) by the Client Company if the Contractor breaches its non-competition covenant to the Client Company set out in Clause 6(e); or

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                                      -14-

          (v) by the Client Company on a winding up, liquidation, bankruptcy, receivership or other similar event with respect to the Contractor.

     (d) This Agreement may be terminated by the Contractor with immediate effect and on written notice, if proceedings are commenced for the liquidation or winding up of the Client Company or the Subsidiary, and such proceedings are not dismissed, discontinued, or abandoned within sixty (60) days of their commencement.

     (e) This Agreement may be terminated by the Client Company for convenience upon not less than thirty (30) days prior written notice in the event of a merger, amalgamation or change in control (as that term is defined in Clause 5(a)) of the Client Company with an arm's length third party and in such event the Contractor shall become entitled to the Corporate Bonus referred to in Clause 4(C)(iii) of Schedule B as the sole and exclusive remedy of the Contractor arising from such termination.

     (f) Termination of this Agreement pursuant to this Clause 7 shall be without prejudice to the accrued rights and remedies of either party prior to such termination, including the Contractor's rights to payments in accordance with Schedule B.

     (g) Prior to and upon the termination of this Agreement for any reason, the Contractor shall provide the transitional services to the Client Company set out in Schedule B.

8.   MISCELLANEOUS

     (a) The laws of the Province of Ontario shall govern this Agreement (other than its conflict of law rules) and the parties hereby submit and attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario for any action arising out of or relating to this Agreement.

     (b) This Agreement, including the Schedules attached hereto, comprises the entire agreement between the parties. Any amendment to this Agreement must be made in writing and signed by both the Client Company and the Contractor.

     (c) If either party cannot perform its respective obligations by reason of fire, flood, earthquake, explosion or other casualty or accident or act of God, strikes or labour

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                                      -15-

          disputes, war, or inability to obtain power or a material disruption in telecommunications beyond the party's reasonable control, then the non-defaulting party shall:

          (i)   notify the other party as soon as reasonably practicable;

          (ii) take reasonable steps to resume performance as soon as possible; and

          (iii) not be considered in breach during the period in which performance is beyond that party's reasonable control.

     (d) If any provision of this Agreement shall be deemed by a court to be too broad, the court is hereby authorised to limit any scope, duration or area of applicability, or all of them, so such provision is no longer overly broad and to enforce the same as so limited. Subject to the prior sentence, if any part of this Agreement is held unenforceable for any reason, such unenforceability shall void only such part and shall not render unenforceable any other part of this Agreement.

     (e) Either party's waiver of a default by the other does not constitute a waiver of future or other defaults.

     (f) Neither party nor any of their affiliates shall, save with the consent of the other party (which such consent shall, in the case of the Contractor, be given on the terms set out below), during the term of this Agreement or for a period of 12 months after its termination, solicit or engage for employment or for the provision of services, any employee of the other party, or any employee of an affiliate of the other party

     (g) The Client Company shall not, save with the consent of the Contractor during the term of this Agreement or for a period of 12 months after its termination, knowingly solicit or engage for employment or for the provision of services, any employee of other client companies for whom the Contractor is providing substantially similar services to those provided to the Client Company (for as long as the client company remains a client company for whom the Contractor is providing such services) and the Contractor agrees that no client company for whom the Contractor is providing substantially similar services to those provided to the Client Company will, for the period which is the shorter of (1) the period during which the client company remains a client company for whom the Contractor is providing such services, and (2) the term of this Agreement and for a period of twelve (12) months after its termination, knowingly solicit or engage for employment or for the provision of any services, any employee of the Client Company, the Subsidiary, or Other Entities.

     (h) The parties agree that the Contractor will license to the Subsidiary space at the Kinetic Business Centre at Theobald Street, Borehamwood, Hertz or other premises in London, England which are suitable for the Subsidiary's business requirements. The terms of such license shall be negotiated in good faith by the parties and be executed by no later than thirty (30) days from the Effective Date. The license will provide to the Client Company approximately three hundred (300) square feet of office space. The monthly license fee will be no greater than thirteen hundred pounds sterling (L1,300) per month, plus VAT..

     (i) Notwithstanding Clause 8(f), the Contractor consents to the Client Company soliciting the Vice President of the Subsidiary on the condition that if the Client Company or any affiliate does engage such person for employment or for the provision of services, the Client Company pays to the Contractor upon the commencement of such engagement a sum equal to fifty percent (50%) of the guaranteed minimum pre-tax salary and bonus which the Client Company or any affiliate thereof has agreed to pay to such person during the first year of his/her engagement with the Client Company or its affiliate, plus the reasonable head hunter's fees, if any, paid by the Contractor originally to hire the Vice President for the position of Vice President of the Subsidiary.

     (j) Neither party shall assign its rights or obligations under this Agreement, unless it first obtains the prior written consent of the other party, such consent not to be unreasonably withheld.

     (l) Any notice or other communication required or permitted to be given by this Agreement shall be in writing and shall be effectively given if delivered personally, by facsimile confirmed received, or by registered mail to the relevant party at its address set out below.

Dated at __________________________ this _______day of __________________


_______________________________________

duly authorised for and on behalf of

CHANGEPOINT CORPORATION
of 1595 Sixteenth Avenue, Suite 700,
Richmond Hill, Ontario, Canada  L4B 3N9


Dated at __________________________ this _______day of __________________,


_______________________________________

duly authorised for and on behalf of

PROTEGE SOFTWARE LIMITED
of Kinetic Centre, Theobald Street,
Borehamwood, Hertfordshire WD6 4PJ

                                     SCHEDULE A

                                  WORK ASSIGNMENT

During the term of this Agreement, the Contractor shall perform the following professional services in the Territory.


A.   CLIENT COMPANY SUBSIDIARY

The Contractor shall:

(a) incorporate, or otherwise set up, a wholly owned subsidiary of the Client Company (subject to local approval) to be called Changepoint Europe Limited (the "Subsidiary"); and

(b) incorporate, or otherwise set up, such other corporations or entities as the Client Company and Contractor agree to establish in the Territory from time to time ("Other Entities").

(c) The Client Company shall have the prior right of approval with respect to the activities described in this paragraph A.


B.   DEVELOPMENT OF ELP

     The ELP shall contain the following information:



     Foreword


SECTION 1


   [EXECUTIVE SUMMARY]


European Objectives


   MISSION


ANALYSIS OF THE EUROPEAN MARKET


MARKET LEADERSHIP


QUICK BREAK EVEN


REASONABLE PERCENTAGE OF WORLDWIDE SALES

LEVERAGE

EXISTING OPPORTUNITIES

SECTION 1

     SALES & MARKETING OVERVIEW

European Objectives

MARKETS

European trends by selected country

SPECIFIC MARKET DRIVERS

EUROPEAN COMPETITIVE REVIEW

SECTION 2

     PLAN OF EXECUTION

Overall operational objectives

MARKET TIMINGS

EUROPE SALES AND PARTNER STRATEGY OVERVIEW . . . . . . . . . . . . . . . . . .

Content

Routes to Market

Product Strategy

     SALES STRATEGY

EUROPEAN PRICING

PROFESSIONAL SERVICES

GEOGRAPHICAL

REFERENCE CUSTOMERS

     MARKETING STRATEGY

European Marketing Objectives and Strategies

Key Tactics

KEY METHODS

Localization

Technical Services

Operational Plan

Key issues

                                     -3-
Eurocentric Content


SECTION 3


     Finance & Operations


The Benefits of Outsourcing to Protege Back Office


     Financial Plan


     Non-financial matters


C.   ANALYSIS, RECOMMENDATIONS AND IMPLEMENTATION


The Contractor shall carry out analysis and make recommendations relating to:

-    marketing positioning
-    presentation
-    technical support
-    competitiveness
-    localisation

The Contractor shall implement its approved recommendations for:

-    sales
-    marketing
-    technical support
-    production
-    finance and administration

all for operations in the Territory, as more particularly set out in the annual business plans (including budgets) of the Client Company, as such plans and budgets relate to its operations implemented directly or through the Subsidiary and/or Other Entities.

The business plan and budgets shall be mutually agreed by the Contractor and Client Company.

D.   SCOPE OF ACTIVITIES

The establishment of an organisation for the Territory, to complement the current resources, technology and economic considerations of the Client Company, and the circumstances that prevail in the Territory, so that through the Subsidiary and Other Entities, the Client Company may professionally provide the following:

(a)  solicitation of orders for Product;

(b) provision of support for the Client Company's distributors and dealers in the Territory for the Products;

(c) co-ordination of Product and warranty service between the Subsidiary and such other affiliated or third party, arms length corporations or entities, and licensees and distributors/VARs etc. of the Client Company's products (including Other Entities), located in the Territory;

(d)  provision of product technical support services for the Product;

(e) the conducting of periodic training courses and seminars regarding applications and operations of the Products in major marketing centres located in the Territory for the benefit of distributors and dealers etc.;

(f)  development of business plans for the Territory;

(g) management and co-ordination of the implementation of the Client Company's marketing strategy in the Territory (for the Product of the Client Company handled by the Contractor);

(h) localisation of marketing materials, and where agreed to by the Client Company, the Product;

(i) set up and operate systems (such as accounting, legal and human resources consistent with those set-up by the Client Company) and for these purposes the Contractor shall assist the Subsidiary (and other related entities as agreed at the Client Company's request) with implementation and administration of all general, administrative and financial systems as requested by the Client Company; and

(j) administration of the "Market Development Fund" specified in the budget approved by the Client Company related to customers in the Territory (for products of the Client Company).

E.   SOLICITATION OF CONTRACTS

(a) The Subsidiary and any Other Entities shall solicit orders for Product only at such current prices as may be periodically established in writing or e-mail by the Client Company and notified to the Contractor.

(b) All orders solicited by the Subsidiary or Other Entities from customers in the Territory are subject to acceptance or rejection based on agreed authorisation procedures.

(c) The Contractor agrees to despatch all inquiries received by it, applicable to the Client Company or the Product of the Client Company, from points or sources outside the Territory promptly to the Client Company for attention and handling.

(d) All invoices in connection with sales to customers in the Territory shall be rendered by the Subsidiary or (as the case may be) Other Entities to such customers. It is expressly understood that full power by and such authority for all collections rests with the Subsidiary or (as the case may be) Other Entities and the Client Company, which exercise complete control over the approval of all customers' credit, orders, and contracts. The Contractor agrees to protect the Subsidiary or (as the case may be) Other Entities and the Client Company, as far as is reasonable, by reporting adverse credit information of which it is aware with respect to customers of the Subsidiary or (as the case may be) Other Entities in the Territory and by following the Client Company's credit manager's procedures communicated to the Contractor. The Client Company will provide to the Contractor a copy of its credit procedures and will provide updates to the Contractor when same become available.

F.   REPORTS

     Unless otherwise agreed to by the parties in writing or by e-mail, the Contractor shall provide the Client Company with the following monthly reports:

1.   REPORTS REQUIRED BY CLIENT COMPANY

1.1  MONTHLY REPORTS

     FINANCIAL REPORTS

     -    full set of financial statements; B/S, P/L, C/F
     -    Product Line income statements

     -    Departmental Income statements
     -    supporting schedules including;
          -    detailed trial balance
          -    aged accounts payable listing
          -    aged accounts receivable listing
          -    bank reconciliations
          - detailed revenue analysis by customer and revenue type, i.e. software, services, support and other.

     MARKETING REPORTS

     -    summary of marketing activities for the month

     HUMAN RESOURCES REPORTS

     - copy of payroll activity report and, if available, payroll activity exception report.
     -    summary of personnel changes

     CONTRACTS REPORTS

     -    list of contracts signed
     -    copy of contracts signed


1.2  WEEKLY REPORTS

     SALES REPORTS

     -    detailed sales report
     -    third party software and services acquired and sold
     -    detailed pipeline report
     - detailed revenue forecast for coming month, balance of quarter, and next quarter

G.   DIRECTIONS

     The Contractor shall follow the reasonable instructions of the Client Company regarding the management and operation of the Subsidiary, provided that such instructions are not inconsistent with the ELP or the instructions given by the Board of Directors of the Subsidiary.

                                     SCHEDULE B

                                CONTRACTOR'S REWARD

1.   GENERAL

     Without prejudice to the Subsidiary's liabilities to the Contractor for all sums payable pursuant to this Agreement, the Contractor shall be entitled to invoice the Subsidiary or (as the case may be) Other Entities in respect of any sums payable by the Subsidiary to the Contractor pursuant to this Agreement. The Client Company will authorize the Vice President of the Subsidiary to pay the Management Fee referred to in paragraph 2 and the Financial Services Fee referred to in paragraph 3, in the amounts and at the times set forth below. All other payments to the Contractor shall be approved in writing or by e-mail by the Client Company before such payments are made to the Contractor.

     All sums due to the Contractor whether from the Client Company or Subsidiary pursuant to this Agreement shall be paid in UK pounds sterling and all sums payable to the Contractor by the Client Company pursuant to this Agreement are quoted (unless the contrary is stated) exclusive of VAT.

2.   MANAGEMENT FEE

     The Subsidiary shall pay the Contractor a management fee of L135,000 per annum. The management fee shall be payable quarterly in advance, the first such instalment being due on the Effective Date, with each subsequent instalment being due quarterly thereafter. If this Agreement terminates or is scheduled to terminate prior to the end of a twelve (12) month period from the Effective Date, the Management Fee shall be pro-rated from the anniversary of the Effective Date until the effective date of the termination of this Agreement.

3.   PROTEGE FINANCIAL SERVICES FEE

     The Subsidiary shall pay to the Contractor a fee, calculated as set out below, for the provision and/or co-ordination of administration functions (the "Financial Services Fee"). Such administration functions shall include:

     (a) ensuring that the Subsidiary and any Other Entities are properly incorporated;

     (b) providing persons to act as directors, company secretary and (if required) other officers of the Subsidiary and any Other Entity, all of which persons shall be subject to the prior approval of the Client Company;

     (c) providing and co-ordinating facilities management, banking facilities, VAT management, accounts receivable, accounts payable and cash management, purchase orders, all financial reporting (including integration with the Client Company's financial systems), Government reporting requirements, payroll functions, income tax reporting and tax returns for the Subsidiary and any Other Entities; and

     (d) providing day-to-day Human Resources management in connection with the hiring and personnel management requirements of the Subsidiary and any Other Entities.

     The Financial Services Fee will be charged at the rate of L6,500 per month until the Subsidiary and Other Entities are employing 5 staff. Once the number of employees has reached 5 the Financial Services Fee shall be increased to L7,000 per month to reflect the increased Human Resources management costs. An additional Financial Services Fee of L1,750 per month shall be charged for each additional country in the Territory (other than the United Kingdom) in which the Client Company instructs the Contractor to establish an office or Other Entity. The Financial Services Fee will be invoiced on the last day of each calendar month and shall be payable seven days thereafter.

4.   CORPORATE BONUS

(A) The Subsidiary shall pay a bonus to the Contractor in respect of the Agreement Period, Termination Period and the Post-termination Period calculated and payable in accordance with the provisions of this paragraph 4 (the "Corporate Bonus").

(B) The Corporate Bonus in respect of the Agreement Period (other than the Termination Period) shall be 15% of the Net Revenue and 50% of the Gross Margin on Third Party Related Net Revenue in respect of that period.

(C) The Corporate Bonus in respect of the Termination Period shall be (i) where this Agreement is terminated by the Client Company pursuant to Clause 7(c), there shall be no Corporate Bonus in respect of the Termination Period;
     (ii) where this Agreement is
     terminated by the Contractor pursuant to Clause 7(d) or Clause 7(c)(i), 15% of the Annualised Net Revenue where the Annualised Net Revenue is the average of the Net Revenue for each completed month of the Agreement Period prior to the termination of this Agreement multiplied by the number of months in the Termination Period not to exceed 12 months, plus 50% of the Annualised Gross Margin on Third Party Related Net Revenue where the Annualised Gross Margin on Third Party Related Net Revenue is the average of the Gross Margin on Third Party Related Net Revenue for each completed month of the Agreement Period multiplied by the number of months in the Termination Period not to exceed 12 months; or (iii) where this Agreement is terminated by the Client Company pursuant to Clause
     7(e) the Contractor will retain the Corporate Bonus for the periods prior to the termination and in addition the following shall be due: (1) in the event this Agreement is terminated at any time before the seventh month of this Agreement, the sum of two hundred and twenty-five thousand U.S. dollars (U.S.$225,000), and (2) in the event this Agreement is terminated at any time during the seventh month to the eighteenth month of the Initial Term, the greater of (A) eighteen thousand, seven hundred and fifty U.S. dollars (U.S.$18,750) for the remaining months of the Initial Term, and (B) an amount equal to the average monthly Corporate Bonus in each completed month of the Agreement Period the period prior to the termination of this Agreement multiplied by the remaining months of the Initial Term.

(D) The parties agree that the payment of the Corporate Bonus in respect of the Termination Period shall be the Contractor's sole remedy with respect to claims it may have against the Client Company arising from or related to the termination of this Agreement. This provision will not release the Client Company for claims for arrears in Management Fees or Financial Services Fees existing as of the date of the termination of this Agreement or for other claims which do not arise from or relate to the termination of the Agreement.

(E) The Corporate Bonus in respect of the Post-termination Period shall be 15% of the Net Revenue and 50% of the Gross Margin on Third Party Related Net Revenue during the Post-termination Period for professional services supplied in connection with Products sold and/or licensed by the Subsidiary or Other Entities during the Agreement Period.

(F) The Corporate Bonus shall be paid (together with any applicable VAT subject to submission of an appropriate invoice) within 30 days of the end of the Agreement Period, Termination Period, and Post-termination Period, as the case may be. However, unless the Contractor notifies the company in writing within thirty (30) days of the end of the applicable period that it desires to be paid the Corporate Bonus, the Contractor shall be deemed instead to subscribe for (or purchase from the Client Company) warrants exercisable for common shares in the Client Company with the amount of the appropriate Corporate Bonus (excluding any VAT) at a price of two Canadian dollars and forty five cents ($CDN2.45), per warrant. Such warrants will be exercisable by the Contractor at any time during the period of five years commencing upon the earlier of (i) the day prior to the closing of an initial public offering of shares by the Client Company and (ii) the completion of the Post-Termination Period, and shall be exercisable for no additional consideration. The terms of such warrants will provide, among other things, that the Client Company has the right, exercisable in its sole and absolute discretion, to effect the exercise of such warrants immediately prior to the completion of any transaction (an "Acquisition Transaction") pursuant to which (i) there is a sale, whether by way of private agreement or otherwise, of all or substantially all of the assets or shares of the Client Company, (ii) a merger, amalgamation or other transaction involving a change of control of the Client Company, or (iii) an initial public offering (an "IPO") of shares of the Client Company to the public. The Contractor acknowledges that the terms of such warrants will provide that upon any exercise thereof it will be deemed to be bound by the provisions of any unanimous shareholders agreement then in effect among the shareholders of the Client Company.
     The Contractor further acknowledges that the Client Company's
     Shareholders Agreement will contain tag-along and drag-along provisions which would require the Contractor to sell its shares in the Client
     Company in the event of certain transactions and would permit the Contractor to participate in any such transaction, in each case at a price per share equal to that received by the other Shareholders of the Client Company participating in such transaction. Upon the exercise of the warrants, the Contractor agrees to become a party to the aforementioned Shareholders Agreement before any shares are issued to the Contractor. The Client Company hereby agrees and undertakes that by entering into or agreeing to be bound by the aforementioned Shareholders Agreement the Contractor will be entitled to all of the rights, privileges and benefits to which the holders of common shares of the Client Company (other than those who also hold Class A Preferred Shares) are, generally, entitled to pursuant to such Shareholders Agreement.
     The warrants shall not in any event be assignable or transferable. The Client Company hereby represents and warrants to the Contractor that it has the requisite power and authority under its constating documents to issue the warrants and that there is sufficient authorized but unissued share capital to permit the Client Company to issue the shares underlying the warrants. The Client

     Company hereby agrees and undertakes that the warrants will entitle the Contractor to the benefit of all dividends and distributions made to holders of common shares of the Client Company as if the Contractor were the holder of the shares underlying the warrants from the date at which the Contractor receives the warrants. The Client Company hereby agrees and undertakes that upon the issuance of warrants to the Contractor the Contractor shall be registered in the books of the Client Company as the holder of such warrants with reference to the number of shares underlying such warrants. If the warrants are not converted into the common shares of the Client Company within three (3) years of the Effective Date, the Client Company shallbe deemed as of such date to have effected the exercise of such warrants on such date.

(G) Each party shall notify the other of the accrued Net Revenue and Gross Margin on Third Party Related Net Revenue within thirty days of the end of each month during each Agreement Period. Any disputes as to the amounts shall be notified to the other party within a reasonable period. Amounts in currencies other than sterling shall be converted to sterling at the mid market closing rate on the London market at the end of the applicable month.

(H) If the aggregate of Net Revenue and Third Party Related Net Revenue during any calendar quarter commencing July 1, 2000 (a "Period") amounts to less than 10% of the Client Company World-Wide Revenue (as that term is described in Clause 7(c)(ii) during that Period; then the Corporate Bonus for that Period shall be reduced proportionately.

(I) "AGREEMENT PERIOD" means the Initial Term and the Renewal Term, if any, but does not include any of the Termination Period.

(J) "TERMINATION PERIOD" means any period commencing on the effective date of the termination of this Agreement, and terminating at the end of the Initial Term, or if this Agreement has been renewed, at the end of the Renewal Term as the case may be.

(K) "POST TERMINATION PERIOD" shall mean the period of six months following the termination or expiration of this Agreement.

(L) "NET REVENUE" shall mean in respect of the Agreement Period or Post Termination Period the gross revenue generated by the Subsidiary and Other Entities from the sales and/or licences of the Product and the supply of services related thereto (the "Subsidiary Services") in the Territory invoiced by the Subsidiary and/or Other Entities during the

     Agreement Period (net of allowances, credits, discounts (based on volume or otherwise) and net of actual bad debts in respect of invoices issued by the Subsidiary or Other Entities) and specifically excluding (i) Third Party Related Net Revenue, (ii) revenues of the Subsidiary and Other Entities from sales and/or licenses of the Product or services provided outside of the Territory, or (iii) revenues of the Subsidiary and Other Entities which did not result from any material efforts of the Subsidiary or Other Entities such as where the Subsidiary has performed no more than an administrative function with respect to the procurement of the applicable contract, or has provided only administrative services such as accounting or collection assistance related to the provision of the services; however, gross revenue generated by the Subsidiary and Other Entities from the sales and/or licenses of the Product and the supply of the services related thereto in the Territory (other than Third Party Related Net Revenue) which are invoiced by the Client Company and affiliates thereof shall be deemed to be gross revenue of the Subsidiary for the purposes of this paragraph to the extent and only to the extent that such revenue is from the sales and/or licenses of the Product and the supply services related thereto in the Territory and was generated by the Subsidiary and Other Entities. In calculating Net Revenue in respect of the Corporate Bonus for the Agreement Period and the Post-Termination Period, the Client Company may deduct from the applicable gross revenue a reasonable amount to reflect anticipated bad debts in respect of invoices issued. Should the actual bad debts in respect of such invoices prove to be higher or lower, then an adjustment shall be made to the Net Revenue prior to the calculation of the Corporate Bonus in respect of the Post Termination Period. Further, in calculating Net Revenue for the purpose of determining the Corporate Bonus for the Post Termination Period, the applicable gross revenue shall be the gross revenue invoiced and collected.

(M) "THIRD PARTY RELATED NET REVENUE" shall mean in respect of the Agreement Period and the Post Termination Period the gross revenue generated by the Subsidiary and Other Entities from the sales and/or licenses of third party products related to the Product or the supply of services by a third party related to the Product or such third party products in the Territory invoiced by the Subsidiary and/or Other Entities during the Agreement Period (net of allowances, credits, discounts (based on volume or otherwise) and net of actual bad debts in respect of invoices issued by the Subsidiary or Other Entities) and specifically excluding (ii) revenues of the Subsidiary and Other Entities from sales and/or licenses of any of the products or services provided outside of the Territory, or (iii) revenues of the Subsidiary and Other Entities which did not result from any material efforts of the Subsidiary or Other Entities. In calculating Third Party Related Net Revenue in respect of the Corporate Bonus for the Agreement Period and the Post Termination Period, the Client Company may deduct from the applicable gross revenue a reasonable amount to reflect anticipated bad debts in respect of invoices issued. Should the actual bad debts in respect of such invoices prove to be higher or lower than the actual bad debts, then an adjustment shall be made to the Third Party Related Net Revenue prior to the calculation of the Corporate Bonus in respect of the Post Termination Period. Further, in calculating Third Party Related Net Revenue for the purpose of determining the Corporate Bonus for the Post Termination Period, the applicable gross revenue shall be the gross revenue invoiced prior to the termination of the Post Termination Period and collected by no later than sixty (60) days after the end of the Post Termination Period.

(N) "GROSS MARGIN ON THIRD PARTY NET REVENUE" means the Third Party Related Net Revenue less amounts paid or payable to the third parties for the sales and/or licenses of products or the supply of services related to the Product or the third party products.

5.   TRANSITION, CHANGE OF CONTROL OR CLOSURE OF THE SUBSIDIARY

     Upon the termination of this Agreement for any reason, the Contractor shall provide Financial Services support in the transition of the Subsidiary and any Other Entities from the Contractor to a stand-alone basis. The services include the hand-over of accounting information to the new management of the Subsidiary and the management of employment issues such as relocation of staff to new premises. In addition, the Contractor shall liase with the Subsidiary's (and any Other Entities) recruitment agents for the employment of administrative staff for the Subsidiary.

     In the event of the closure of the Subsidiary (or any Other Entity) during the Agreement Period or upon the termination of this Agreement, the Contractor shall be entitled to a fee of L12,000, payable immediately. This fee is for the provision of Financial Services support in order to ensure an orderly closure of the Subsidiary (and any Other Entity) including the dismissal of the Subsidiary's employees. The maximum payable under this paragraph is the sum of L12,000 even if more than one entity is closed during the Agreement Period or upon the termination of this Agreement.

     In the event of a change of control of the Client Company the Contractor shall be entitled to a fee of L12,000, payable immediately. This fee is for the provision of Financial Services support in connection with the change of control, including the provision of additional accounting information and dealing with any changes to employees' contracts of employment. For these purposes, control of the Client Company means the holding of shares conferring in the aggregate 50% or more of the total voting rights conferred by all the shares in the capital of the Client Company for the time being in issue and conferring the right to vote on all resolutions passed at all general meetings.

6.   SHARE OPTIONS

     (a) As soon as reasonably practicable following execution hereof the Client Company shall grant a share or stock option (the "Share Option") to the employee of the Contractor appointed as Vice President of the Subsidiary (the "Nominated Employee") upon the terms of the Client Company Stock Option Plan (the "Plan") and as provided below.

     (b) The Share Option shall be over fifty thousand (50,000) common shares of common stock of the Client Company with an exercise price in the amount prescribed by the Plan.

     (c) No performance target or performance condition shall attach to the Share Option. The shares shall vest rateably over a three (3) year period commencing on the first anniversary of the grant thereof to the Nominated Employee and thereafter on the subsequent two anniversaries thereof. However, the Nominated Employee must be a full time employee of, or a full time consultant to, or a full time employee of a full time consultant to, the Client Company or one of its Affiliates for the shares to vest in the Nominated Employee.

     (d) Upon exercise of the Share Option by the Nominated Employee the Client Company shall forthwith notify the Contractor thereof and provide such details as the Contractor may require to enable it to calculate any liability it may have in respect of PAYE or employees' national insurance contributions or any equivalent or replacement taxes in connection with the exercise of the Share Option ("Option Tax Liability"). The Nominated Employee agrees to execute the Client Company's Share Subscription Agreement and become a party to the Client Company's Shareholder Agreement, before any shares are issued to the Contractor.

     (e) The Client Company shall pay to the Contractor (on behalf of the Nominated Employee) the amount of any Option Tax Liability within fourteen days of receiving notice from the Contractor of the amount thereof, (which notice shall be given as soon as reasonably practicable after receipt of the information referred to in sub-paragraph (d) above), but in any event, no later than 30 days from exercise of the Share Option, save in case of default on the part of the Contractor giving notice. Following receipt of the amount of the Option Tax Liability the Contractor shall not seek to recover the same from the Nominated Employee.

     (f) The Client Company warrants to the Contractor that it has full power and authority to grant the Share Option on the foregoing terms.

7.   PUBLIC OFFERING OF THE CLIENT COMPANY'S SHARES

     (a) In addition and without prejudice to the Contractor's right to acquire warrants pursuant to Clause 4 (F) of Schedule B, the Client Company undertakes that if, at any time during the term of this Agreement or within twelve months after its termination, there is a public offering of shares in the Client Company, then:

          (i) the Contractor shall be entitled to participate in any such public offering of the Client Company's common shares (each such share is referred to as a "Share") by subscribing for up to 25,000 Shares of the Client Company at the price and the other terms at which those shares are offered pursuant to the public offering;

          (ii) it will take all reasonable steps and do all reasonable things which are necessary and within its power to ensure that the Contractor is so able to participate in any such public offering of the Client Company's shares; and

          (iii) it will notify the Contractor in good time and generally keep the Contractor fully informed of its intentions in connection with and of any proposed public offering of the Client Company's shares;

     (b) In case the Client Company shall at any time subdivide the outstanding common shares of the Client Company into a greater number of common shares, the purchase price per Share shall be proportionately reduced and the number of subdivided common shares entitled to be purchased shall be proportionately increased, and conversely, in case the Client
          Company shall at any time consolidate the outstanding common shares of the Client Company into a smaller number of common shares, the purchase price per Share shall be proportionately increased and the number of combined common shares entitled to be purchased hereunder shall be proportionately decreased; and

     (c) If any capital reorganisation, reclassification, subdivision or consolidation of the capital stock of the Client Company, or the merger or amalgamation of the Client Company with another corporation shall be effected, then adequate provision shall be made whereby the Contractor shall have the right to purchase and receive upon the basis and upon the terms and conditions specified in this paragraph 7 and in lieu of the Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby, such shares of stock, or other securities as may be issued with respect to or in exchange for such number of outstanding Shares equal to the number of Shares purchasable and receivable upon the exercise of the rights, had such reorganisation, reclassification, subdivision or consolidation, merger or amalgamation not taken place. This paragraph 7(c) shall apply as well to the shares underlying the warrants which the Contractor may acquire pursuant to Clause 4(F) of Schedule B.

                                     SCHEDULE C

                                     TERRITORY

In this Agreement, the term "Territory" means Europe excluding the countries in the former Eastern Block, Africa and the Middle East subject to the then prevailing export regulations in Canada, The United States, and other countries which may be applicable and except to the extent that the sale or licensing of the Product is prohibited pursuant to the laws of Canada, the United States or other jurisdictions applicable to the Client Company's or the Subsidiary's operations.


Client Company shall have the right at any time up to six (6) months following the Effective Date to request the Contractor to remove from the Territory countries in which the Contractor does not have any plans to actively market and promote the Products. The Contractor will not unreasonably refuse any such request and will respond to such request within ten (10) days of the receipt of the request.

                                     SCHEDULE D

                         LIST OF CLIENT COMPANY COMPETITORS


2.   CHANGEPOINT'S PSA (PROFESSIONAL SERVICES AUTOMATION) COMPETITORS

NAME                          CURRENT PRODUCT NAME
----                          --------------------

ABT                           Results Manager

Augeo                         Intelliplanner

Automation Center             Automation Centre

Business Engine               Business Engine

Deltek                        Costpoint, Front Office

Eden Communications           Project Track

Evolve                        Servicesphere

Extensity                     Extensity Time

Great Plains                  Projects

Invisic                       Invisic

JETech Data                   Eproject

Marin Research                Project Gateway

Netmosphere                   Netmosphere

Niku                          Niku

Novient                       Novient/Engagement,Reso


Opus360                       Opus Enterprise

Planview                      Planview

Proamics                      Proacta

QuickArrow                    QuickArrow

SHL Systemhouse               Project Office

Solomon                       Project Controller

Suretrak/P3                   Primavera

Teamplay                      Primavera

Work Management Solutions     Account 4

WSG                           Empire Time

NOTE: PSA is also sometimes referred to as ESA (Enterprise Services Automation) or ESM (Enterprise Services Management).